Exhibit 99.2

Fluidigm Corporation Announces Pricing of Private Offering of $50 Million of 5.25% Convertible Senior Notes

SOUTH SAN FRANCISCO, Calif., Nov. 20, 2019 -- (GLOBE NEWSWIRE) – Fluidigm Corporation (NASDAQ: FLDM), an innovative biotechnology tools provider with a vision to improve life through comprehensive health insight, today announced the pricing of $50 million aggregate principal amount of 5.25% convertible senior notes due 2024 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Fluidigm also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $5 million aggregate principal amount of the notes. The sale of the notes is expected to close on November 22, 2019, subject to customary closing conditions.

The notes will be senior unsecured obligations of Fluidigm and will accrue interest payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2020, at a rate of 5.25% per year. The notes will mature on December 1, 2024, unless earlier converted or repurchased. The initial conversion rate will be 344.8276 shares of Fluidigm’s common stock (“common stock”) per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $2.90 per share of common stock). Holders of the notes may convert their notes into shares of common stock at their option on any day prior to and including the second scheduled trading day prior to the maturity date. Additionally, between December 1, 2021 to December 1, 2022, Fluidigm may convert all but not less than all of the notes, at its option, if the volume weighted average of the common stock has been at least 150% of the conversion price of the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on and including, the trading day immediately preceding the date on which Fluidigm provides a notice of conversion. Further, on or after December 1, 2022 until the notes mature on December 1, 2024, Fluidigm may convert all but not less than all of the notes, at its option, if the volume weighted average of the common stock has been at least 130% of the conversion price of the notes then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading-day period (including the last trading day of such period) ending on and including, the trading day immediately preceding the date on which Fluidigm provides a notice of conversion.

Fluidigm may not redeem the notes prior to maturity.

If a “fundamental change” (as defined in the indenture governing the notes) occurs at any time prior to the maturity date, holders of the notes may require Fluidigm to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest. In addition, following certain corporate events, Fluidigm will, under certain circumstances, increase the conversion rate for holders who convert their notes in connection with such corporate event.

Fluidigm estimates that the net proceeds from the offering will be approximately $47.8 million (or $52.6 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and estimated offering expenses payable by Fluidigm. Fluidigm intends to use the net proceeds, together with cash on hand, if required, to repurchase up to approximately $50 million aggregate principal amount of its 2.75% Senior Convertible Notes due 2034 (the “2014 Notes”) in negotiated transactions with institutional investors concurrently with the offering. Fluidigm intends to use the remainder of the net proceeds after the repurchase of the 2014 Notes, if any, for working capital and other general corporate purposes, which may include capital expenditures, the repurchase or other retirement of any remaining 2014 Notes, potential acquisitions and strategic transactions.

Neither the notes, nor any shares of Fluidigm’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements concerning the note repurchase, the expected closing of the offering and the anticipated use of proceeds from the offering.  Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “will,” or similar expressions and the negatives of those words. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include market risks, trends and conditions. Information on these and additional risks and uncertainties and other information affecting Fluidigm's business and operating results is contained in its Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and in its other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm disclaims any obligation to update these forward-looking statements except as may be required by law.

Contact:

Fluidigm Corporation

Agnes Lee

Vice President, Investor Relations

650 416 7423

agnes.lee@fluidigm.com